Exhibit 99.1

COVENANT LOGISTICS GROUP ANNOUNCES TWO-FOR-ONE STOCK SPLIT

CHATTANOOGA, TENNESSEE – December 6, 2024 - Covenant Logistics Group, Inc.  (NYSE: CVLG) (“Covenant” or the “Company”) announced today that its board of directors has declared a two-for-one stock split of Covenant’s Class A common stock and Class B common stock to make Covenant’s stock more accessible to investors and employees. The stock split will be effected by means of a stock dividend to the holders of record of Covenant’s Class A common stock and Class B common stock as of the close of business on December 20, 2024, the record date for the dividend.

As a result of the dividend, each holder of a share of Covenant’s Class A common stock will receive one additional share of Class A common stock and each holder of a share of Covenant’s Class B common stock will receive one additional share of Class B common stock. In each case, the shares are expected to be distributed after the close of trading on December 31, 2024. Trading is expected to commence on a split-adjusted basis at market open on January 2, 2025. The stock dividend will not have any impact on the voting and other rights of stockholders.

About Covenant
Covenant Logistics Group, Inc., through its subsidiaries, offers a portfolio of transportation and logistics services to customers throughout the United States. Primary services include asset- based expedited and dedicated truckload capacity, as well as asset-light warehousing, transportation management, and freight brokerage capability. In addition, Transport Enterprise Leasing is an affiliated company providing revenue equipment sales and leasing services to the trucking industry. Covenant's Class A common stock is traded on the New York Stock Exchange under the symbol, “CVLG.”

For further information contact:

Paul Bunn, President
PBunn@covenantlogistics.com

Tripp Grant, Chief Financial Officer
TGrant@covenantlogistics.com

For copies of Company information contact:

Brooke McKenzie, Executive Administrative Assistant
BMcKenzie@covenantlogistics.com

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